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                                                                   EXHIBIT 10.13

August 5, 1997



Ms. Christine J. Cox
443 Pleasant Street
Dunstable, MA  01827

Dear Ms. Cox:

      White Pine Software is pleased to offer you the promotion to Vice President of Finance, effective August 5, 1997. In this position, you will be reporting directly to Killko Caballero.

      Your salary for this position will be paid at the rate of $3,846.15 per pay period (which is equivalent to an annual base salary of $100,000.00, paid out over 26 pay periods per year), in accordance with the two-week payment schedule now being employed by the Company.

      In addition to your base salary, you shall be eligible to receive an annual fiscal year incentive bonus with a maximum annual amount equal up to $15,000 (the "Incentive Bonus"). Payment of the Incentive Bonus will be based upon accomplishment of goals and upon revenue growth, profitability, and achievement of specific corporate milestones.

      You will be eligible to be paid up to six (6) months severance pay, on the same terms and conditions as you are paid your base salary, if your employment is involuntarily terminated, unless your employment is terminated for cause. "Cause" for termination shall be deemed to exist upon any of the following occurrences: (a) your conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved; (b) willful misconduct by you in connection with your employment (including but not limited to any act of theft, fraud, misappropriation of funds, embezzlement or any other act of dishonesty by you resulting or intending to result directly or indirectly in any person's or entity's gain or enrichment at the expense of the Company);
(c) any willful breach of your duties in the course of your employment (including but not limited to any breach by you of the Secrecy and Invention Agreement or the Guide), or the habitual neglect of your duties, or (to the extent permitted by law) your continued incapacity to perform your duties; or
(d) excessive use by you of alcohol and/or drugs which materially interferes with the performance of your duties.

      The Company reserves the right annually to review each of its salary, bonus, and benefit offers to you and to adjust them from time to time at its sole discretion. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. Nothing in the Company's offer to you of compensation (including salary and), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship.

      Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me.



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Ms. Christine J. Cox
August 5, 1997
Page 2

      We look forward to your contributions to the Company in your new role and are pleased to be able to offer you the opportunity.



                                                 Sincerely,


                                                 /s/ Killko Caballero
                                                 -----------------------------
                                                 Killko Caballero
                                                 President




Agreed:  /s/ Christine J. Cox                    8/05/97
         -----------------------------           ------------------------
          Christine J. Cox                       Date




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